Exhibit 13.2

FINANCIAL REPORT – MANAGEMENT AND AUDITORS’ REPORTS

Management report to the shareholders of Cascades Inc.

The consolidated financial statements for the years ended December 31, 2006 and 2005, are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors. They were prepared in accordance with accounting principles generally accepted in Canada and include some amounts, which are based on management’s estimates and judgement. Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.

The Management of the Company is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Such internal controls systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of the financial management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

ALAIN LEMAIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER
KINGSEY FALLS, CANADA
MARCH 2, 2007

CHRISTIAN DUBÉ
VICE-PRESIDENT AND CHIEF FINANCIAL OFFICER
KINGSEY FALLS, CANADA
MARCH 2, 2007

Auditors’ report to the shareholders of Cascades Inc.

We have audited the consolidated balance sheets of Cascades Inc. (the “Company”) as at December 31, 2006 and 2005 and the consolidated statements of earnings (loss), retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in accordance with Canadian generally accepted accounting principles.

CHARTERED ACCOUNTANTS
MONTRÉAL, CANADA
MARCH 2, 2007

FINANCIAL REPORT – CONSOLIDATED FINANCIAL STATEMENTS

Consolidated balance sheets

As at December 31, 2006 and 2005 (in millions of Canadian dollars)	Note	2006	2005
Assets
Current assets
Cash and cash equivalents		34	43
Accounts receivable		650	545
Inventories	6	548	537
		1,232	1,125
Property, plant and equipment	7	2,063	1,562
Other assets	8 a)	303	233
Goodwill	8 b)	313	126
		3,911	3,046
Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances		42	44
Accounts payable and accrued liabilities		607	543
Current portion of long-term debt	9	9	8
		658	595
Long-term debt	9	1,657	1,289
Other liabilities	10	439	265
		2,754	2,149
Shareholders’ equity
Capital stock	11	517	264
Retained earnings		649	669
Cumulative translation adjustments	20	(9)	(36)
		1,157	897
		3,911	3,046

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

BERNARD LEMAIRE	ROBERT CHEVRIER
DIRECTOR	DIRECTOR

Consolidated statements of retained earnings

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars)	Note	2006	2005	2004
Balance – Beginning of year		669	783	778
Net earnings (loss) for the year		3	(97)	23
Dividends on common shares		(13)	(13)	(13)
Excess of common share redemption price over paid-up capital	11 d)	(3)	(4)	(5)
Share issue costs, net of related income taxes		(7)	—	—
Balance – End of year		649	669	783

Consolidated statements of earnings (loss)

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars, except per share amounts)	Note	2006	2005	2004
Sales		3,403	3,308	3,096
Cost of sales and expenses
Cost of sales (exclusive of depreciation and amortization shown below)	16 c)	2,777	2,735	2,532
Depreciation and amortization		163	172	157
Selling and administrative expenses		308	309	304
Unusual gains	12	(4)	(10)	(4)
Impairment loss on property, plant and equipment	13 a)	61	47	18
Closure and restructuring costs	13 a)	20	18	—
Loss (gain) on commodity derivative financial instruments	14 a)	(3)	10	(2)
		3,322	3,281	3,005
Operating income from continuing operations		81	27	91
Interest expense		82	78	73
Gain on derivative financial instruments	14 b)	—	(2)	—
Foreign exchange gain on long-term debt		—	(10)	(18)
Loss on long-term debt refinancing		—	—	1
		(1)	(39)	35
Provision for (recovery of) income taxes	15	(1)	(9)	7
Share of results of significantly influenced companies		(8)	(7)	(2)
Net earnings (loss) from continuing operations		8	(23)	30
Net loss from discontinued operations	4	(5)	(74)	(7)
Net earnings (loss) for the year		3	(97)	23
Basic net earnings (loss) from continuing operations per common share		0.10	(0.28)	0.37
Basic and diluted net earnings (loss) per common share	11 e)	0.04	(1.19)	0.28
Weighted average number of common shares outstanding during the year		80,941,603	81,136,576	81,678,884

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated statements of cash flows

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars)	Note	2006	2005	2004
Operating activities from continuing operations
Net earnings (loss) from continuing operations		8	(23)	30
Adjustments for
Depreciation and amortization		163	172	157
Unusual gains	12	(4)	(10)	(4)
Impairment loss on property, plant and equipment	13 a)	61	47	18
Closure and restructuring costs		3	5	—
Unrealized loss (gain) on commodity derivative financial instruments	14 a)	(5)	9	—
Amortization of transitional deferred unrealized gain	14 a)	—	(1)	(2)
Foreign exchange gain on long-term debt		—	(10)	(18)
Loss on long-term debt refinancing		—	—	1
Future income taxes	15 a)	(35)	(30)	(14)
Share of results of significantly influenced companies		(8)	(7)	(2)
Others		(1)	4	6
		182	156	172
Changes in non-cash working capital components	16 a)	31	(32)	(6)
		213	124	166
Investing activities from continuing operations
Purchases of property, plant and equipment		(110)	(120)	(129)
Proceeds from disposal of property, plant and equipment		—	19	—
Increase in other assets		(10)	(14)	(9)
Business acquisitions, net of cash acquired	5 a) b) c)	(572)	(52)	(120)
Business disposals, net of cash disposed	5 d) f)	8	—	14
		(684)	(167)	(244)
Financing activities from continuing operations
Bank loans and advances		(4)	(2)	5
Issuance of senior notes, net of related expenses		—	—	156
Change in revolving credit facilities, net of related expenses		186	159	(8)
Increase in other long-term debt		2	4	10
Payments of other long-term debt		(10)	(71)	(49)
Premium paid on redemption of long-term debt		—	—	(1)
Net proceeds from issuances of common shares	11 b)	242	—	2
Redemption of common shares	11 d)	(4)	(6)	(7)
Dividends		(13)	(13)	(13)
		399	71	95
Change in cash and cash equivalents during the year from continuing operations		(72)	28	17
Change in cash and cash equivalents from discontinued operations	4	62	(12)	(12)
Net change in cash and cash equivalents during the year		(10)	16	5
Translation adjustments on cash and cash equivalents		1	(3)	(2)
Cash and cash equivalents – Beginning of year		43	30	27
Cash and cash equivalents – End of year		34	43	30

The accompanying notes are an integral part of these consolidated financial statements.

FINANCIAL REPORT – SEGMENTED INFORMATION

Segmented information

The Company’s operations are organized into and managed by two segments: packaging products and tissue papers.

The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which is at fair market value.

The segmented information for 2005 and 2004 has been restated to reflect the change in reportable segment in 2006. Sales of the Company presented by reportable segment are as follows:

Sales

For each of the years in the three-year period ended December 31, 2006
(in millions of Canadian dollars)	2006	2005	2004
Packaging products
Boxboard
Manufacturing	727	684	705
Converting	748	717	513
Eliminations and others	(74)	(62)	(28)
	1,401	1,339	1,190
Containerboard(1)
Manufacturing	333	331	344
Converting	506	494	489
Eliminations and others	(239)	(220)	(233)
	600	605	600
Specialty products
Manufacturing	333	327	344
Converting	226	224	238
Recovery, deinked pulp and eliminations	214	205	184
	773	756	766
Eliminations	(70)	(69)	(81)
	2,704	2,631	2,475
Tissue papers
Manufacturing and converting	727	708	653
Eliminations	(28)	(31)	(32)
Total	3,403	3,308	3,096

(1)          The Company’s containerboard sub-segment consists of 50% of Norampac’s sales.

The operating income (loss) before depreciation and amortization from continuing operations and the depreciation and amortization from continuing operations of the Company presented by reportable segment are as follows:

Operating income (loss) before depreciation and amortization and operating income from continuing operations

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars)	2006	2005	2004
Packaging products
Boxboard
Manufacturing	1	(17)	19
Converting	62	56	45
Others	(22)	(10)	(1)
	41	29	63
Containerboard(1)
Manufacturing	(8)	(14)	25
Converting	45	46	54
Others	7	7	4
	44	39	83
Specialty products
Manufacturing	1	(6)	11
Converting	30	24	28
Recovery, deinked pulp and others	17	9	(5)
	48	27	34
	133	95	180
Tissue papers
Manufacturing and converting	116	100	76
Corporate	(5)	4	(8)
Operating income before depreciation and amortization from continuing operations	244	199	248
Depreciation and amortization
Boxboard	(68)	(75)	(64)
Containerboard(1)	(38)	(39)	(38)
Specialty products	(28)	(29)	(27)
Tissue papers	(37)	(37)	(36)
Corporate and eliminations	8	8	8
	(163)	(172)	(157)
Operating income from continuing operations	81	27	91

(1)          The Company’s containerboard sub-segment consists of 50% of operating income (loss) before depreciation and amortization and operating income from continuing operations of Norampac.

Purchases of property, plant and equipment by the Company presented by reportable segment are as follows:

Purchases of property, plant and equipment

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars)	2006	2005	2004
Packaging products
Boxboard
Manufacturing	10	9	22
Converting	24	28	20
Others	1	1	3
	35	38	45
Containerboard(1)
Manufacturing	13	12	13
Converting	10	10	15
Others	—	3	—
	23	25	28
Specialty products
Manufacturing	10	9	12
Converting	6	5	10
Recovery, deinked pulp and others	6	6	9
	22	20	31
	80	83	104
Tissue papers
Manufacturing and converting	27	33	20
Corporate	3	4	5
Total	110	120	129

(1)          The Company’s containerboard sub-segment consists of 50% of purchase of property, plant and equipment of Norampac.

Identifiable assets of the Company presented by reportable segment are as follows:

Identifiable assets

As at December 31, 2006 and 2005 (in millions of Canadian dollars)	2006	2005
Packaging products
Boxboard	1,079	1,044
Containerboard(1)	1,554	634
Specialty products	570	547
	3,203	2,225
Tissue papers	537	546
Corporate	206	144
Intersegment eliminations	(154)	(89)
Discontinued operations	—	122
	3,792	2,948
Investments	119	98
Total	3,911	3,046

(1)          In 2005, the Company’s containerboard sub-segment consists of 50% of identifiable assets of Norampac.

Information by geographic segment is presented as follows:

For each of the years in the three-year period ended December 31, 2006 (in millions of Canadian dollars)	2006	2005	2004
Sales
Operations located in Canada
Within Canada	1,073	1,104	1,073
To the United States	465	419	457
Offshore	17	33	54
	1,555	1,556	1,584
Operations located in the United States
Within the United States	1,117	1,009	833
To Canada	156	152	94
Offshore	14	17	31
	1,287	1,178	958
Operations located in Europe
Within Europe	526	533	496
To the United States	3	5	5
To other countries	32	36	53
	561	574	554
Total	3,403	3,308	3,096

	2006	2005
Property, plant and equipment
Canada	1,337	930
United States	548	479
Europe	178	153
Total	2,063	1,562

	2006	2005
Goodwill, customer relationship and client lists and other finite-life intangible assets
Canada	261	101
United States	142	77
Europe	1	1
Total	404	179

FINANCIAL REPORT – NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006 – (tabular amounts in millions of Canadian dollars, except per share amounts)

1 Accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the significant accounting policies listed below. The Company refers to Cascades Inc., its subsidiaries and its joint ventures (including Norampac until December 29, 2006).

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for through the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method.

Variable interest entities

The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of the variable interest entities identified, those entities are consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, as well as the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the available information, management reviews its estimates, including those related to environmental costs, employee future benefits, income taxes, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.

Revenue recognition

The Company recognizes its sales, which consist quasi exclusively of product sales, when persuasive evidence of an arrangement exists, goods are shipped, significant risks and benefits of ownership are transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Fair market value of financial instruments

The Company estimates the fair market value of its financial instruments based on current interest rates, market value and current pricing of financial instruments with similar terms. Unless otherwise disclosed herein, the carrying value of these financial instruments, especially those with current maturities such as cash and cash equivalents, accounts receivable, bank loans and advances, accounts payable and accrued liabilities, approximates their fair market value.

Derivative financial instruments

The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company documents relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.

FOREIGN EXCHANGE FORWARD CONTRACTS DESIGNATED AS HEDGING INSTRUMENTS

In order to reduce the potential adverse effects of currency fluctuation, the Company enters into various foreign exchange forward contracts. Realized and unrealized gains and losses on these derivative financial instruments used to hedge anticipated sales, purchases or interest expenses denominated in foreign currencies are recognized as an adjustment of sales, cost of sales or interest expenses when the underlying sale, purchase or interest expense is realized.

FOREIGN EXCHANGE FORWARD CONTRACTS AND CURRENCY OPTIONS NOT DESIGNATED AS HEDGING INSTRUMENTS

Foreign exchange forward contracts and currency options not designated as hedging instruments are recorded at fair value. The fair value of these instruments is reviewed at each balance sheet date and the resulting gains and losses are reported to earnings.

COMMODITY CONTRACTS DESIGNATED AS HEDGING INSTRUMENTS

The Company also uses certain swaps and forward contracts on commodities in order to fix the price for nominal quantities of certain raw materials or finished goods to reduce the adverse effects of changes in raw material costs and sales prices of finished goods. Realized and unrealized gains and losses arising from these contracts are recognized in sales or cost of sales when the sale or purchase of the underlying commodity is recorded.

COMMODITY CONTRACTS NOT DESIGNATED AS HEDGING INSTRUMENTS

The Company uses swaps and forward contracts on commodities that are not designated as hedging instruments. These instruments are recorded at fair value. The fair value of these contracts is reviewed at each balance sheet date and the resulting gains and losses are reported to earnings.

INTEREST RATE SWAP AGREEMENT DESIGNATED AS HEDGING INSTRUMENT

The Company has entered into an interest rate swap agreement in order to hedge the changes in fair value of a portion of its longterm debt. Interest expense on the debt is adjusted to include the payments made or received under the interest rate swaps.

INTEREST RATE SWAP AGREEMENTS NOT DESIGNATED AS HEDGING INSTRUMENTS

These interest rate swap agreements require the exchange of interest payments without actual exchange of the notional amount on which the payments are based. The Company adjusts the interest expense on the debt to include payments made or received under interest rate swap agreements. These instruments are accounted for at fair value and the resulting gains and losses are included in earnings under selling and administrative expenses.

OTHERS

Realized and unrealized gains and losses associated with derivative financial instruments which have been terminated or cease to be effective prior to maturity are deferred under current or long-term assets or liabilities and recognized in earnings in the period in which the underlying original hedged transaction is recognized. In the event a designated hedged item is sold, extinguished or matures prior to the termination of the related derivative financial instrument, any realized or unrealized gain or loss on such derivative financial instrument is recognized in earnings.

Derivative financial instruments which are not designated as hedges or have ceased to be effective prior to maturity are recorded at their estimated fair values under current or long term assets or liabilities with changes in their estimated fair values recorded in earnings. Estimated fair value is determined using pricing models incorporating current market prices and the contractual prices of the underlying instruments, the time value of money and yield curves.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less.

Inventories

Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.

Grants and investment tax credits

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to amortize the related property, plant and equipment.

Other investments

Other investments are recorded at cost except when there is a decline in value which is other than temporary, in which case they are reduced to their estimated net realizable value.

Goodwill

Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that could potentially result in a permanent decline in value. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective business units.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.

Others assets

Deferred charges are recorded at cost and include, in particular, the issuance costs of long-term debt, which are amortized on a straight-line basis over the anticipated period of repayment of the respective debt, and start-up costs which are amortized on a straight-line basis over a period of three to five years from the end of the start-up period. Customer relationship and client lists are recorded at cost and are amortized on a straight-line basis over a period not exceeding 20 years.

Environmental costs

Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental cost is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.

Asset retirement obligations

Asset retirement obligations are recognized at fair value in the period in which the Company incurred such an obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and are depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.

Employee future benefits

The Company offers funded and non-funded defined benefit pension plans, some defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employee’s complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance, medical and dental care plans. However, these benefits, other than pension plans, are not funded.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.

For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of a) 10% of the accrued benefit obligation at the beginning of the year and b) 10% of the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees, which may vary from 5 to 19 years (weighted average of 12 years) in 2006 depending on the plan (2005 — 5 to 19 years (weighted average of 13 years)).

When restructuring a plan, it causes a curtailment and a settlement at the same time, the curtailment is accounted for before the settlement.

The measurement date of the retirement benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. The last evaluation took place on December 31, 2004 for approximately 25% of the plans, on December 31, 2005 for approximately 50% of the plans and on December 31, 2006 for the other plans.

Income taxes

The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.

Foreign currency translation

FOREIGN CURRENCY TRANSACTIONS

Transactions denominated in currencies other than the business unit’s currency measurement are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Gains and losses related to the portion of the long-term debt designated as a hedge of the net investment of the Company in self-sustaining foreign operations are recorded in cumulative translation adjustments net of related income taxes. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of net earnings for the year.

FOREIGN OPERATIONS

The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are deferred and shown as a separate component of shareholders’ equity as cumulative translation adjustments.

Stock-based compensation

The Company uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists of recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees, as well as the related stock-based compensation are credited to capital stock.

Earnings per common share

Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.

Comparative figures

Certain reclassifications have been made to the prior years’ figures to conform to the presentation adopted in 2006.

2 Changes in accounting policies

New accounting standards adopted

A) VARIABLE INTEREST ENTITIES

On January 1, 2005, the Company adopted prospectively Accounting Guideline 15 (“AcG-15”), “Consolidation of variable interest entities”. The new guideline requires companies to identify variable interest entities in which they hold a variable interest to determine whether they are the primary beneficiary of such entities and, if so, to consolidate them. A variable interest entity is defined as an entity in which the equity is not sufficient to permit that entity to finance its activities without external support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns. The application of this standard had no material impact on the financial position or results of operations of the Company.

New accounting standards not yet adopted

B) FINANCIAL INSTRUMENTS, HEDGING, EQUITY AND COMPREHENSIVE INCOME

In January 2005, the CICA published four new sections: Section 1530, “Comprehensive Income”; Section 3251, “Equity”; Section 3855, “Financial Instruments — Recognition and Measurement”; and Section 3865, “Hedges”. These new standards regarding recognition and measurement of financial instruments, hedging and comprehensive income have been issued to allow harmonization with the generally accepted accounting principles already used in the United States (U.S. GAAP). These new standards will be adopted by the Company effective January 1, 2007. The application of these standards does not have a material impact on the financial position on results of operations of the Company.

C) ACCOUNTING CHANGES

In July 2006, the CICA revised the existing Section 1506, “Accounting Changes”. The revised standard established criteria for changing policies, together with the accounting treatment and disclosure of changes in accounting policies and estimates, and correction of errors. The revised standard will be applied to accounting changes initiated in periods beginning after January 1, 2007.

D) CAPITAL DISCLOSURES

In December 2006, the CICA published a new section: Section 1535, “Capital Disclosures”. This new standard established disclosure requirements concerning capital such as: qualitative information about its objectives, policies and processes for managing capital; quantitative data about what it regards as capital; whether it has complied with any externally imposed capital requirements and, if not, the consequences of such noncompliance. The new requirements will be effective starting January 1, 2008. The Company is presently evaluating the impact of this new standard.

E) FINANCIAL INSTRUMENTS – DISCLOSURES AND PRESENTATION

In December 2006, the CICA published two new sections: Section 3862, “Financial Instruments — Disclosures”, and Section 3863, “Financial Instruments — Presentation”. These new standards replace Section 3861, “Financial Instruments — Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These new standards will be effective starting January 1, 2008. The Company is presently evaluating the impact of these new standards.

3 Measurement uncertainty

The Company evaluates the net book value of its long-lived assets when events or changes in circumstances indicate that the net book value of the assets may not be recoverable. To evaluate long-lived assets, the Company determines if the undiscounted future cash flows of operating activities exceed the net book value of the assets at the valuation date. Estimates of future cash flows and fair value are based on judgment and could change.

In 2006, impairment tests on long-lived assets were performed on six operating units (seven in 2005). Three (three in 2005) of these units are part of the Boxboard group, two (three in 2005) are part of the Containerboard group and one (one in 2005) is in the Specialty Products group of the Packaging products segment. In 2006, these tests resulted in an impairment charge to the Red Rock, Ontario containerboard mill amounting to $40 million ($27 million after tax). In 2005, these tests resulted in an impairment charge to the Blendecques, France boxboard mill amounting to €20 million ($28 million or $19 million after tax). The combined net book value of the property, plant and equipment, tested for impairment, net of charges describe above, is $228 million as at December 31, 2006 ($237 million as at December 31, 2005).

On June 29, 2006, the Company announced that it ceased operations at its FjordCell pulp mill of the Boxboard group for an indefinite period. The business environment, which has been marked by a strong appreciation of the Canadian dollar compared to the U.S. dollar as well as high wood and energy costs, dictates this course of action. The Company is monitoring the situation closely and is committed to re-evaluating the situation should conditions affecting operating costs, the exchange rate and the selling price improve. Given this indefinite period of closure, the uncertainty of the operating costs and the impairment test performed, no impairment charge was recorded on the net book value of the property, plant and equipment, which stood at $45 million as at December 31, 2006 ($49 million as at December 31, 2005).

On October 6, 2006, the Company announced the temporary shutdown of the Scierie Lemay sawmill of the Boxboard group due to conditions prevailing in the lumber market. During the fourth quarter of 2006, an impairment charge of $14 million ($10 million after tax) was recorded to bring the net book value of the property, plant and equipment and other assets to their estimated net realizable value.

According to the results of the impairment tests performed, it is not necessary to record an impairment loss for these operating units, with the exception of the impairment loss on property, plant and equipment disclosed above and in note 13. However, given the sensitivity of certain key assumptions used, such as exchange rates, selling prices and costs of raw materials and energy, there is a measurement uncertainty regarding certain operating units because it is possible that variations in future conditions could require a modification of the stated amount of long-lived assets when new impairment tests are conducted.

4 Discontinued operations

During the fourth quarter of 2004, the Company decided to initiate a divestiture plan for its Fine papers and Tissue distribution activities. These divestitures were realized in February 2006 and March 2005 respectively. In addition, the Company ceased its operations at its Fine papers Thunder Bay, Ontario mill on January 21, 2006. Consequently, the assets, liabilities, earnings and cash flows from these activities for the current period and for all comparative periods are classified as discontinued operations. The comparative financial information of 2005 and 2004 has been restated to reflect this change.

Financial information relating to these discontinued operations is as follows:

	Note	2006	2005	2004
Condensed balance sheet
Current assets		—	117
Long-term assets		—	5
Current liabilities		—	50
Condensed statement of earnings
Sales		78	554	596
Depreciation and amortization		—	2	4
Operating loss(1)		(6)	(98)	(5)
Interest expense		1	7	6
Recovery of income taxes		(2)	(31)	(4)
Net loss from discontinued operations		(5)	(74)	(7)
Net loss per share from discontinued operations		(0.06)	(0.91)	(0.09)
Condensed statement of cash flows
Operating activities		(24)	(24)	(9)
Investing activities	5 d) e)	86	13	(1)
Financing activities		—	(1)	(2)

(1) Operating loss includes the following items:

	Note	2006	2005	2004
Gain on disposal of distribution activities of Tissue papers segment	5 e)	—	1	—
Provision on disposal of distribution activities of Fine papers	a)	(1)	(9)	—
Legal settlement	b)	(1)	(10)	—
Impairment of property, plant and equipment		—	(20)	—
Closure and restructuring costs		(2)	(58)	—
		(4)	(96)	—

a) On November 17, 2005, the Company announced that it had reached an agreement for the sale of its paper merchant division known as Cascades Resources, the Fine papers distribution activities, to Coast Paper Limited, a subsidiary of PaperlinX Limited. In 2005, the Company recorded a loss of $9 million ($7 million after tax) to bring the book value of the net assets to be sold to their net estimated realizable value. On February 28, 2006, the Company completed the transaction for a total consideration of $86 million subject to final closing adjustments. An additional loss of $1 million was recorded in 2006 based on the consideration mentioned above.

b) In 2003, the Company was informed that Cascades Resources was the subject of an enquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition among paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales of carbonless sheet paper in Ontario and Quebec. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million in equal installments over a period of six and a half years. The first payment is due in January 2008. In 2005, a loss of $10 million was recorded in earnings representing the discounted amount of the liability which is presented as “Other liabilities” in the balance sheet.

5 Business acquisitions and disposals

a) 2006 Acquisitions

On April 25, 2006, the Company’s Boxboard group announced that it has acquired certain assets from the paperboard division of Simkins Industries located in Ridgefield, New Jersey and New Haven, Connecticut, for $14 million (US$12.5 million). On July 19 and August 7, 2006, the Company completed the acquisition of the assets of Caraustar Industries, Inc.’s coated recycled boxboard mills located in Sprague, Connecticut and certain of the assets of Caraustar Industries coated recycled boxboard mill located in Rittman, Ohio, for a total purchase price of $18 million (US$15 million). The Sprague mill will now operate under the name of Versailles.

In 2006, the Company finalized the allocation of the purchase price relating to the acquisition of three corrugated plants from SPB Canada Inc. completed in 2005. The purchase price was reduced by $3 million. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2005.

On December 29, 2006, the Company acquired the remaining outstanding common shares (50%) of Norampac Inc. from Domtar Inc. for a total purchase price of $561 million (including $1 million in transaction cost). Norampac is a manufacturer of containerboard and corrugated products principally in North America. The balance sheet and results of Norampac are fully consolidated since that date as they were proportionally consolidated prior to the acquisition.

In connection with this transaction, the Company and Domtar Inc. entered into a cost sharing agreement with respect to Norampac’s mill located in Red Rock, Ontario, pursuant to which, in the event that the Company decides to permanently shut down the Red Rock mill within two years of the closing of the transaction, and this closure results in environmental remediation costs, the parties have agreed that the Company will be responsible for the first $10 million of such costs, Domtar Inc. and the Company shall be equally responsible for any such costs in excess of $10 million but not greater than $40 million and the Company will be responsible for any amount in excess of $40 million. Domtar Inc.’s obligation to assume any such costs will apply only to costs engaged prior to the fifth anniversary of the date on which it is announced that the mill has been permanently shut down.

b) 2005 Acquisitions

On January 14, 2005, the Company acquired certain assets of Dover Industries Limited, located in Burlington, Ontario, for a cash consideration of $8 million. On October 14, 2005, the Company paid $6 million to acquire certain assets of the paperboard division of Fraser Papers Inc. located in Edmundston, New Brunswick. Both units are part of the converting sector of the Boxboard group.

On October 11, 2005, the Company acquired the assets of three corrugated products converting plants from SPB Canada Inc. located in Montreal and Le Gardeur, Quebec, and Belleville, Ontario, for an approximate consideration of $38 million.

During the second quarter of 2005, the Company made its final payment amounting to $57 million (US$46 million) with respect to the acquisition of Dopaco, Inc. announced in August 2004, which resulted in an adjustment to goodwill of $3 million (US$2 million).

c) 2004 Acquisitions

On February 18, 2004 and June 3, 2004, the Company acquired the 50% interest held by its partners in Cascades Sonoco S.A. for an amount of nil and in Greenfield SAS for a cash consideration of $2 million (€1.5 million). On March 11, 2004, the Company acquired the assets of a tissue mill located in Memphis, Tennessee, from American Tissue or affiliates thereof, for a cash consideration of $15 million (US$11.4 million). On April 2, 2004, the Company acquired the shares of Johnson Corrugated Products Corp., a corrugated products plant in Thompson, Connecticut, for an approximate cash consideration of $8 million (US$5.9 million). On June 11, 2004, the Company acquired the non-controlling interest of its subsidiary for a cash consideration of $7 million.

On August 24, 2004, the Company acquired the remaining outstanding shares (50%) of Dopaco, Inc., a U.S. producer of packaging products for the quick service restaurant industry, for an approximate consideration of $139 million (US$106.5 million), of which $82 million (US$63 million) had been paid in cash at the closing date and a balance initially estimated at $57 million (US$43.5 million) was payable in May 2005 based on a financial formula. The balance sheet and results of Dopaco, Inc. are fully consolidated since that date. On August 27, 2004, the Company acquired the assets of AIM Corrugated Container Corp., a corrugated products plant in Lancaster, New York, for an approximate cash consideration of $10 million (US$8 million).

These acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included in the consolidated financial statements since their respective dates of acquisition. The following allocations of the purchase prices to the identifiable assets acquired and liabilities assumed resulted in goodwill of $194 million as at December 31, 2006 (2005 — $10 million; 2004 — $33 million) and a reduction of goodwill of $7 million following an adjustment to the 2005 acquisition of SPB. None of this goodwill is expected to be deductible for tax purposes with the exception of an amount of $7 million as at December 31, 2006 (2005 — $10 million; 2004 — $5 million). The purchase price allocations presented in the table below for the Norampac acquisition have not yet been completed mainly with respect to the identification and valuation of property, plant and equipment and other potential intangible assets. The final allocation of the purchase price could result in significant changes.

	2006
Acquired company	Simkins	Caraustar	SPB	Norampac
Business segment	Packaging products	Packaging products	Packaging products	Packaging products	Total
Cash and cash equivalents	—	—	—	18	18
Accounts receivable	—	7	(2)	111	116
Inventories	—	4	—	75	79
Property, plant and equipment	—	18	—	583	601
Other assets	—	—	—	13	13
Customer relationship and client lists	11	—	4	24	39
Goodwill	7	—	(7)	187	187
	18	29	(5)	1,011	1,053
Bank loan and advances	—	—	—	(2)	(2)
Accounts payable and accrued liabilities	—	(6)	—	(92)	(98)
Long-term debt	—	—	—	(182)	(182)
Other liabilities	(4)	(5)	2	(155)	(162)
Non-controlling interest	—	—	—	(19)	(19)
Total consideration paid	14	18	(3)	561	590

	2005
Acquired company	Dover	Fraser	SPB
Business segment	Packaging products	Packaging products	Packaging products	Total
Accounts receivable	—	—	8	8
Inventories	—	—	5	5
Property, plant and equipment	3	1	22	26
Customer relationship and client lists	5	5	—	10
Goodwill	—	—	10	10
	8	6	45	59
Accounts payable and accrued liabilities	—	—	(4)	(4)
Other liabilities	—	—	(3)	(3)
Total consideration paid	8	6	38	52

	2004
Acquired company	Dopaco	AIM & Johnson	American Tissue	Others
Business segment	Packaging products	Packaging products	Tissue papers	Packaging products	Total
Cash and cash equivalents	2	1	—	1	4
Accounts receivable	26	3	—	4	33
Inventories	38	—	—	6	44
Property, plant and equipment	123	8	15	3	149
Customer relationship and client lists	26	—	—	4	30
Goodwill	24	9	—	—	33
	239	21	15	18	293
Accounts payable and accrued liabilities	(27)	(2)	—	(8)	(37)
Long-term debt	(17)	—	—	(3)	(20)
Other liabilities	(46)	(1)	—	2	(45)
	149	18	15	9	191
Less: Investments realized in prior years	(10)	—	—	—	(10)
Less: Balance of purchase price	(57)	—	—	—	(57)
Total consideration paid	82	18	15	9	124

d) 2006 Disposals

On February 28, 2006, the Company sold its Fine papers distribution activities for a total consideration of $86 million. The final closing adjustments are expected to be completed in 2007.

On September 7, 2006, the Company disposed of its investment in a joint venture of its Boxboard group for a consideration of $11 million (US$10 million), of which $9 million (US$8 million) was received at closing and $2 million (US$2 million) will be received over the next two years. The Company realized a gain of $4 million before income taxes of $2 million.

Assets and liabilities at the time of disposal where as follows:

	Specialty products
	(discontinued
Business sub-segment	operations)	Boxboard
Accounts receivable	56	4
Inventories	49	3
Property, plant and equipment	5	4
	110	11
Accounts payable and accrued liabilities	(23)	(3)
Long-term debt	—	(2)
	87	6
Purchase price adjustment and gain on disposal	(1)	4
Balance of sale price—receivables and other assets	—	(2)
Total consideration received, net of cash disposed	86	8

e) 2005 Disposals

On March 31, 2005, the Company sold the distribution activities of its Tissue papers segment for a net consideration of $16 million. Of the total selling price, $14 million was received at closing; $1 million will be received at the first anniversary date and $1 million in four installments due March 31, 2006 to March 31, 2009. The disposal of the net assets resulted in a gain of $1 million before related income taxes of $0.5 million.

Business segment	Tissue papers (discontinued operations)
Accounts receivable	11
Inventories	7
Property, plant and equipment	4
Other assets	1
23
Accounts payable and accrued liabilities	(8)
15
Gain on disposal	1
Balance of sale price—other assets	(2)
Total consideration received	14

f) 2004 Disposals

On May 10, 2004, the Company sold the assets of two of its fiberboard panel businesses (Packaging products segment) located in Canada for a total consideration of $16 million. Of this transaction price, $14 million was received at closing and $2 million will be received in 2011 at the latest. The Company realized a gain of $4 million before related income taxes of $1 million.

6 Inventories

	2006	2005
Finished goods	247	288
Raw materials	126	114
Supplies	175	135
	548	537

7 Property, plant and equipment

	2006
		Accumulated
	Cost	depreciation	Net
Lands	83	—	83
Buildings	498	163	335
Machinery and equipment	2,855	1,349	1,506
Automotive equipment	57	41	16
Others	280	157	123
	3,773	1,710	2,063

	2005
		Accumulated
	Cost	depreciation	Net
Lands	54	—	54
Buildings	437	151	286
Machinery and equipment	2,484	1,321	1,163
Automotive equipment	55	43	12
Others	75	28	47
	3,105	1,543	1,562

Property, plant and equipment include assets under capital leases with a cost of $15 million and accumulated depreciation of $4 million as at December 31, 2006 (2005 — $16 million and $4 million respectively). Other property, plant and equipment include items that are not depreciated, such as machinery and equipment in the process of installation with a book value of $8 million (2005 — $12 million), deposits on purchases of equipments amounting to $15 million (2005 — $14 million) and unused properties, machinery and equipment with a net book value of $93 million (2005 — $15 million) of which $45 million continues to be depreciated.

Depreciation of property, plant and equipment amounted to $156 million for the year ended December 31, 2006 (2005 — $169 million; 2004 — $157 million).

8 Other assets and goodwill

a) Other assets are detailed as follows:

	Note	2006	2005
Investments in significantly influenced companies(1)		107	90
Other investments		12	8
Deferred charges	c)	34	36
Employee future benefits	17b)	52	46
Fair value of derivative financial instruments		7	—
Customer relationship and client lists	c)	77	38
Other finite-life intangible assets	c)	14	15
		303	233

(1)   Investments in significantly influenced companies include a 43% interest in Boralex Inc. for a net book value of $88 million and a market value of $134 million (2005 – $82 million and $108 million respectively).

b) Goodwill fluctuated as follows:

	2006
	Packaging products
	Boxboard	Container- board	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill–Beginning of year	30	80	6	116	10	126
Goodwill resulting from business acquisitions	7	180	—	187	—	187
Amortization of a deferred gain(1)	—	1	—	1	—	1
Foreign currency translation and others	(1)	(4)	4	(1)	—	(1)
Carrying value of goodwill–End of year	36	257	10	303	10	313

	2005
	Packaging products
	Boxboard	Container- board	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill–Beginning of year	26	71	6	103	10	113
Goodwill resulting from business acquisitions	3	10	—	13	—	13
Amortization of a deferred gain(1)	—	1	—	1	—	1
Foreign currency translation and others	1	(2)	—	(1)	—	(1)
Carrying value of goodwill–End of year	30	80	6	116	10	126

(1)          On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac, a 50-50 joint venture. A portion of the gain realized on the transaction was recorded against property, plant and equipment and goodwill. Until December 29, 2006, the portion of the deferred gain allocated to goodwill was amortized on a straight-line basis over a period of 25 years. However, as a result of the acquisition of Norampac, as described in note 5 a), the amounts recorded against goodwill have been considered as part of the purchase price allocation and therefore, starting January 1, 2007, amortization will cease.

c)     Other intangible assets are detailed as follows:

	2006			2005
		Accumulated			Accumulated
	Cost	amortization	Net	Cost	amortization	Net
Deferred charges
Start-up cost	11	7	4	12	5	7
Financing costs	37	15	22	33	12	21
Other	9	1	8	10	2	8
	57	23	34	55	19	36
Customer relationship and client lists	83	6	77	42	4	38
Other finite-life intangible assets	16	2	14	16	1	15
	99	8	91	58	5	53

Amortization of deferred charges, customer relationship and client lists and other finite-life intangible assets calculated on a straight-line basis amounted to $9 million for the year ended December 31, 2006 (2005 — $10 million; 2004 — $8 million).

The weighted average amortization period is as follows (in number of years):

Start-up cost	4
Financing costs	9
Other	5
Deferred charges	7
Customer relationship and client lists	16
Other finite-life intangible assets	20

The estimated aggregate amount of amortization expense for intangible assets in each of the next five years is as follows:

Years ending December 31,
2007	12
2008	11
2009	10
2010	9
2011	7

9 Long-term debt

	Note	2006	2005
Revolving credit facility, weighted average rate of 5.19% as at December 31, 2006, maturing in 2011	a)	457	167
Term credit facility, bearing interest at 5.26% as at December 31, 2006, maturing in 2012	a)	100	100
7.25% Unsecured senior notes of US$675 million, maturing in 2013	b)	787	787
6.75% Unsecured senior notes of US$250 million, (Cascades portion US$125 million in 2005), maturing in 2013	b)	291	146
Capital lease obligations	b) f)	7	11
Other debts		24	28
Revolving credit facility, repaid in 2006	a)	—	58
		1,666	1,297
Less: Current portion		9	8
		1,657	1,289

a) On December 29, 2006, in connection with the acquisition of the remaining outstanding common shares of Norampac, the Company completed the refinancing of its $875 million (including $325 million of Norampac) credit facility to provide for new $850 million credit facilities consisting of a $650 million secured revolving credit facility maturing in December 2011, a $100 million secured term facility maturing in October 2012 and a six-month $100 million senior unsecured revolving credit facility which should be converted into the secured revolving facility in 2007. Subject to certain conditions, the Company also has the option to request an increase of its secured revolving credit facility by an additional amount of up to $150 million. The term facility can be reimbursed without penalty at the Company’s option any time prior to maturity. The Company’s obligations under the revolving credit facility and the term facility are secured by all inventory and receivables of the Company and its subsidiaries located in North America and by the property, plant and equipment of three of its mills.

As such, as at December 31, 2006, accounts receivable and inventories totalling approximately $786 million (2005 — $739 million) as well as property, plant and equipment totalling approximately $150 million (2005 — $237 million) were pledged as collateral for the long-term debt of the Company.

b) As at December 31, 2006, the fair value of the unsecured senior notes and the capital lease obligations of the Company was estimated at $1,064 million (December 31, 2005 — $868 million) based on the market value of the unsecured senior notes and on discounted future cash flows using interestrates available for issues with similar terms and average maturities.

c) As at December 31, 2006, the long-term debt included amounts denominated in foreign currencies of US$947 million and €25 million (December 31, 2005 — US$839 million and €28 million).

d) Under various credit agreements, the Company is subject to a number of covenants, including the maintenance of certain financial ratios.

e) The estimated aggregate amounts of repayments on long-term debt, excluding capital lease obligations, in each of the next five years are as follows:

Years ending December 31,
2007	4
2008	3
2009	3
2010	1
2011	458
Thereafter	1,190

f) As at December 31, 2006, future minimum payments under capital lease obligations are as follows:

Years ending December 31,
2007	6
2008	2
8
Less: Interest (weighted average rate of 6.17%)	1
7
Less: Current portion	5
2

g) As at December 31, 2006, the Company had unused credit facilities of $295 million (December 31, 2005 — $400 million).

10 Other liabilities

	Note	2006	2005
Employee future benefits	17 b)	107	85
Future income taxes	15 c)	286	160
Unrealized gain on derivative financial instruments		2	6
Legal settlement	4 b)	11	10
Non-controlling interest		19	—
Other		14	4
		439	265

11 Capital stock

	Note	2006	2005
Common shares	a) b)	510	259
Adjustment relating to stock options and others	c)	7	5
		517	264

a) The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

	Note	2006		2005
		Number of shares	$	Number of shares	$
Balance – Beginning of year		80,818,540	259	81,361,580	261
Shares issued	b)	18,868,585	250	—	—
Shares issued on exercise of stock options	c)	131,229	2	12,560	—
Redemption of common shares	d)	(284,700)	(1)	(555,600)	(2)
Balance – End of year		99,533,654	510	80,818,540	259

b) On December 20, 2006, the Company closed a public offering of 15,095,000 Subscription Receipts at a unit price of $13.25 for a total consideration of $200 million. Concurrently, the Company also closed a $50 million private placement of 3,773,585 Subscription Receipts at a price of $13.25 each. Each Subscription Receipt was converted into an equal number of common shares of the Company, concurrently with the closing of the acquisition of the remaining 50% interest in Norampac, on December 29, 2006.

c) Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Company, 6,403,472 common shares have been specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. The options cannot be exercised if the market value of the share is lower than its book value at the date of grant. The stockbased compensation cost related to these options amounted to $1.4 million (2005 — $1.3 million; 2004 — $1.1 million).

Changes in the number of options outstanding as at December 31 are as follows:

	2006		2005		2004
		Weighted average		Weighted average		Weighted average
	Number of options	exercise price	Number of options	exercise price	Number of options	exercise price
Beginning of year	2,115,167	11.03	1,756,986	10.67	1,494,942	9.83
Granted	417,416	11.49	390,181	12.73	407,723	13.02
Exercised	(131,229)	9.35	(12,560)	9.47	(133,893)	8.27
Forfeited	(85,963)	13.03	(19,440)	13.10	(11,786)	13.10
End of year	2,315,391	11.14	2,115,167	11.03	1,756,986	10.67
Options exercisable – End of year	1,426,071	10.47	766,001	7.60	1,131,655	9.35

The following options were outstanding as at December 31, 2006:

	Options outstanding		Options exercisable
		Weighted average		Weighted average
Year granted	Number of options	exercise price	Number of options	exercise price	Expiration date
1999	306,347	8.49	306,347	8.49	2009
2000	56,182	7.63	56,182	7.63	2010
2001	318,522	6.82	318,522	6.82	2011
2002	215,244	13.24	215,244	13.24	2012
2003	245,110	13.04	245,110	13.04	2013
2004	382,097	13.01	191,048	13.01	2014
2005	374,473	12.73	93,618	12.73	2015
2006	417,416	11.49	—	—	2016
	2,315,391		1,426,071

The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2006	2005	2004
Risk-free interest rate	4.5%	3.9%	4.3%
Expected dividend yield	1.46%	1.26%	1.24%
Expected life of options	6 years	6 years	6 years
Expected volatility	33%	26%	29%
Weighted average fair value of issued options	$3.65	$3.69	$4.07

d) In 2006, in the normal course of business, the Company renewed its redemption program of a maximum of 4,040,417 common shares with the Toronto Stock Exchange which shares represent approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 13, 2006 to March 12, 2007. Also in 2006, the Company redeemed 284,700 common shares under this program for a consideration of approximately $4 million (2005 — $6 million; 2004 — $ 7 million).

e) The basic and diluted net earnings (loss) per common share are calculated as follows:

	2006	2005	2004
Net earnings (loss) available to common shareholders	3.3	(97.5)	22.6
Weighted average common shares	80.9	81.1	81.7
Dilution effect of stock options	0.1	—	0.2
Adjusted weighted average common shares	81.0	81.1	81.9
Basic and diluted net earnings (loss) per common share	0.04	(1.19)	0.28

In 2005, because of the net loss, stock options were not considered in the computation of the diluted per share amount.

In calculating diluted earnings per share for 2006 and 2004, 1,636,110 and 625,331 stock options were excluded due to their antidilutive effect.

f) The Company offers to its Canadian employees a share purchase plan of its common stock. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute to the plan 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the years ended December 31, 2006, 2005 and 2004, the Company’s contribution to the plan amounted to $0.6 million annually.

g) DEFERRED SHARE UNIT PLAN The Company has a Deferred Share Unit Plan for the benefit of its external directors allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2006, the Company had a total of 38,888 DSUs outstanding (2005 — 18,527), representing a long-term liability of $0.5 million (2005 — $0.2 million).

12 Unusual gains

a) Unusual gains are detailed as follows:

	Note	2006	2005	2004
Gain on disposal of property, plant and equipment	b)	—	(11)	—
Impairment charge of investment in a significantly influenced company		—	1	—
Gain on business disposal	5 d) f)	(4)	—	(4)
		(4)	(10)	(4)

b) In 2005, the Company realized a gain of $4 million ($3 million after tax), on the disposal of a building of one of its corrugated products plants. In addition, the Company sold a warehouse of the Corporate segment resulting in a gain of $11 million. Of that amount, $7 million has been recorded in earnings ($6 million after tax) and the remaining portion of the gain has been deferred and will be recognized in earnings over the term of a two-year lease agreement entered into with the buyer.

13 Impairment of property, plant and equipment and closure and restructuring costs

In 2006, the Company announced the permanent shutdown of its specialty products board mill in France and of its converting boxboard plant in Montréal, Québec. The Company also ceased for an indefinite period the operation of the Red Rock, Ontario containerboard mill, and of the Fjordcell pulp mill and Scierie Lemay sawmill, Québec, both of the Boxboard group.

In 2005, the Company permanently shutdown its fine papers Thunder Bay, Ontario mill and a machine at its Red Rock mill, Ontario. The company has also shutdown three corrugated products converting units in Montréal, Québec, Concord, Ontario and Buffalo, New York. The Company also decided to close some equipment at its St-Jérôme, Québec fine papers mill, at its Montréal, Québec boxboard converting plant and at its Toronto, Ontario tissue converting unit. The Company also reduced the value of some fixed assets that are not in use to their net realizable value.

In 2004, the Company recorded an impairment loss of $18 million ($12 million after tax) related to the property, plant and equipment of its de-inked pulp mill located in Cap-de-la-Madeleine, Québec which was temporarily closed in March 2003. The Company decided to permanently shutdown this facility. The book value of those assets has been written down to their fair value representing the present value of the estimated net proceeds from dismantling, redeployment or disposal. Those assets are part of the Specialty products group in the Packaging products segment.

a) The impairment charges and closure and restructuring costs are detailed as follows:

	Note	2006		2005		2004
			Closure and		Closure and
			restructuring		restructuring
		Impairment	costs	Impairment	costs	Impairment
Boxboard – Montréal		—	1	—	2	—
Boxboard – Blendecques	3	—	—	28	—	—
Boxboard – Fjordcell		—	1	—	—	—
Boxboard – Scierie Lemay	3	14	—	—	—	—
Containerboard – Red Rock	3	40	12	7	4	—
Containerboard – Montréal, Concord and Buffalo		—	—	2	4	—
Specialty products – pulp mill		—	—	—	—	18
Specialty products – St-Jérôme		—	3	2	6	—
Specialty products – board mill		7	3	—	—	—
Tissue – Toronto		—	—	—	2	—
Others		—	—	8	—	—
		61	20	47	18	18

b) The following table shows reconciliation of all closure and restructuring costs provisions which should be paid in 2007.

It includes the provisions presented in discontinued operations:

	2006	2005	2004
Balance – Beginning of year	55	—	—
Additional provisions
Severance and pension liability	26	57	—
Write-down of inventories	(2)	13	—
Others	—	6	—
Non-monetary items
Write-down of inventories	2	(13)	—
Pension liability adjustments and others	(7)	(3)	—
Liability assumed from the Norampac acquisition	8	—	—
Closure and restructuring cost payments	(35)	(5)	—
Balance – End of year	47	55	—

14 Loss (gain) on derivative financial instruments

a) The loss (gain) on commodity derivative financial instruments is as follows:

	2006	2005	2004
Unrealized loss (gain) on commodity derivative financial instruments	(5)	9	—
Realized loss on commodity derivative financial instruments	2	2	—
Amortization of transitional deferred unrealized gain under AcG-13	—	(1)	(2)
	(3)	10	(2)

b) During the first quarter of 2005, the Company entered into an interest rate swap agreement for a notional amount of US$125 million maturing in 2013 relating to its 7.25% unsecured senior notes. During the second quarter of 2005, the Company cancelled this swap agreement and as this instrument was not designated as a hedge, a gain of $2 million was recorded.

15  Income taxes

a) The provision for (recovery of) income taxes is as follows:

	2006	2005	2004
Current	34	21	21
Future	(35)	(30)	(14)
	(1)	(9)	7

b) The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2006	2005	2004
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	—	(12)	16
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	(4)	—	(5)
Unrecognized tax benefit arising from current losses of subsidiaries	7	1	1
Non-taxable portion of foreign exchange gain on long-term debt	—	(2)	(3)
Recognized tax benefit arising from previously incurred losses of subsidiaries	—	(9)	(5)
Permanent differences	—	4	1
Large corporations tax	—	2	4
Increase (decrease) in future income taxes resulting from a substantively enacted change in tax rates	(3)	4	—
Others	(1)	3	(2)
	(1)	3	(9)
Provision for (recovery of) income taxes	(1)	(9)	7

c) Future income taxes include the following items:

	2006	2005
Future income tax assets
Tax benefit arising from income tax losses	145	124
Employee future benefits	26	28
Unused tax credits	12	10
Others	18	23
Valuation allowance Future income tax liabilities	(21)	(14)
	180	171
Future income tax liabilities
Property, plant and equipment	335	241
Foreign exchange gain on long-term debt	43	41
Employee future benefits	8	13
Other assets	32	29
Others Future income taxes	8	7
	426	331
Future income taxes	(246)	(160)
Future income taxes included in Accounts receivable	40	—
Future income taxes included in Other liabilities	(286)	(160)
	(246)	(160)

d) The Company has accumulated losses for income tax purposes amounting to approximately $418 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $350 million of these losses has been recognized in the accounts as a future income tax asset. These unused losses for income tax purposes may be claimed in years ending no later than 2026 for an amount of $231 million and indefinitely for an amount of $187 million.

16  Additional information

a) Changes in non-cash working capital components are detailed as follows:

	2006	2005	2004
Accounts receivable	(14)	(51)	(15)
Inventories	9	(28)	(28)
Accounts payable and accrued liabilities	36	47	37
	31	(32)	(6)

b) Additional information

	2006	2005	2004
Amortization of deferred financing costs included in interest expense	4	4	4
Interest paid	80	83	76
Income taxes paid	10	26	9

c) Cost of sales

	2006	2005	2004
Foreign exchange loss	—	—	(4)

17  Employee future benefits

a) The expense for employee future benefits as at December 31 is as follows:

	2006		2005
	Pension plans	Other plans	Pension plans	Other plans
Current service cost	13	4	14	3
Interest cost	29	4	32	5
Past service costs	—	—	9	—
Actual return on plan assets	(61)	—	(67)	—
Actuarial losses on accrued benefit obligation	(15)	(8)	93	7
Curtailment and settlement	6	1	35	—
Benefit costs before adjustments to recognize long-term nature of employee future benefit costs	(28)	1	116	15
Difference between expected return and actual return on plan assets for the year	28	—	32	—
Difference between actuarial loss for the year and actuarial loss on accrued benefit obligation for the year	19	8	(92)	(8)
Difference between amortization of past service costs and actual plan amendments for the year	1	—	(8)	—
Others	(1)	(4)	1	—
Adjustments to recognize long-term nature of employee future benefit costs	47	4	(67)	(8)
Recognized costs for defined benefit pension plans	19	5	49	7
Recognized costs for defined contribution pension plans	15	—	13	—
Total expense for employee future benefits	34	5	62	7

Total cash payments for employee future benefits for 2006, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, are $43 million (2005 — $39 million). Total estimated cash payments for employee future benefits are $68 million for 2007, including specific payment related to the settlement of four pension plans wind-up.

b) The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2006		2005
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation
Beginning of year	659	96	536	85
Current service cost	13	4	14	3
Interest cost	29	4	32	5
Employees’ contributions	3	—	5	—
Actuarial losses	(15)	(8)	93	7
Benefits paid	(35)	(4)	(26)	(5)
Business acquisitions and disposals	125	17	(4)	5
Past service costs	—	—	9	—
Others	1	3	—	(4)
End of year	780	112	659	96
Plan assets
Beginning of year	573	—	514	—
Actual return on plan assets	61	—	67	—
Employer’s contributions	24	4	21	5
Employees’ contributions	3	—	5	—
Benefits paid	(35)	(4)	(26)	(5)
Business acquisitions and disposals	127	—	(8)	—
End of year	753	—	573	—
Reconciliation of funded status
Fair value of plan assets	753	—	573	—
Accrued benefit obligation	780	112	659	96
Funded status of plan – deficit	(27)	(112)	(86)	(96)
Unrecognized net actuarial loss	30	7	83	16
Unamortized transitional balance	(2)	(1)	(2)	—
Unamortized past service costs	19	3	20	3
Others	2	—	—	—
Accrued benefit asset (liability) – End of year	22	(103)	15	(77)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2006
	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	52	—	52
Employee future benefit liability, included in Other liabilities	(4)	(103)	(107)
Employee future benefit liability, included in Accounts payable and accrued liabilities	(26)	—	(26)
	22	(103)	(81)

	2005
	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	46	—	46
Employee future benefit liability, included in Other liabilities	(8)	(77)	(85)
Employee future benefit liability, included in Accounts payable and accrued liabilities	(23)	—	(23)
	15	(77)	(62)

c) The following amounts relate to plans that are not fully funded as at December 31:

	2006		2005
	Pension plans	Other plans	Pension plans	Other plans
Fair value of plan assets	287	—	470	—
Accrued benefit obligation	(348)	(112)	(569)	(96)
Funded deficit	(61)	(112)	(99)	(96)

d) The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2006		2005
	Pension plans	Other plans	Pension plans	Other plans
Accrued benefit obligation as at December 31
Discount rate	5.25%	5.25%	5.00%	5.00%
Rate of compensation increase	2.00–5.00%	2.25–3.50%	2.00–4.25%	2.25–4.25%
Benefit costs for years ended December 31
Discount rate	5.00%	5.00%	6.00%	6.00%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	2.00–4.25%	2.25–4.25%	2.50–4.25%	2.50–4.25%
Assumed health care cost trend rates at December 31
Rate increase in health care costs		6.25–10.00%		6.90–12.00%
Cost trend rates decline to		4.30–5.00%		4.70–8.00%
Year the rate should stabilize		2012		2012

e) Assumed rate increases in health care cost have a significant effect on the amounts reported for the health-care plans. A 1% change in assumed health-care cost trend rates would have the following effects for 2006:

	Increase of 1%	Decrease of 1%
Current service cost and interest costs	0.9	(0.5)
Accrued benefit obligation–End of year	4.7	(3.8)

f) The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2006	2005
Plan assets allocation
Money market	11%	3%
Debt securities	32%	36%
Equity securities	57%	61%
Total	100%	100%

The plan assets do not include shares or debt securities of the Company. Annual benefit annuities, of an approximate value of $2 million, are pledged by insurance contracts established by the Company.

	2006	2005
Investment target allocation
Money market	11%	3%
Debt securities	37%	41%
Equity securities	52%	56%
Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis except for the assets related to Thunder Bay that are invested in cash and bonds due to a liquidation expected in 2007.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a longterm objective of return on investments.

Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g) ESTIMATED FUTURE BENEFIT PAYMENTS Future benefit payments for definted benefit pension plans and other post-employment benefits, taking into consideration future participation, are estimated as follows:

	Pension plans	Other plans
2007	241	4
2008	33	4
2009	33	4
2010	35	4
2011	36	5
2012-2016	202	27

18 Commitments and contingencies

a) Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) for the next years are as follows:

		Other commercial
Years ending December 31,	Operating leases	commitments
2007	42	163
2008	36	96
2009	32	63
2010	27	45
2011	20	41
Thereafter	49	76

b) The Company has guaranteed the payment of approximately $3 million under operating leases held by third parties. The Company also guaranteed residual values at the expiration of lease contracts of certain equipment for an amount of $1 million. These guarantees are not likely to be called and, therefore, no liability has been recognized in the consolidated financial statements.

In addition, the Company has guaranteed the debt of one of its joint ventures. The maximum amount guaranteed is US$3 million (2005—US$8.7 million). As at December 31, 2006, the debt of this joint venture, guaranteed by the Company, amounts to US$2.1 million (2005—US$5.5 million). This guarantee is not likely to be called and, as a result, no liability has been recognized in the consolidated financial statements.

c) In the normal course of operations, the Company is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2006 cannot be predicted with certainty, it is management’s opinion that the settlements will not have material adverse impacts on the Company’s consolidated financial position, results of its operations or its cash flows.

d) An action was filed against the Company on October 4, 2004, in the Supreme Court of the State of New York, Niagara County, by ServiceCore, Inc. alleging that the Company breached a Finder’s Agreement dated April 1999 regarding sale of gypsum board and seeking damages in excess of US$9 million. The Company removed the action to the United States District Court for the Western District of New York and filed an answer denying the allegations of breach of the Finder’s Agreement. The Company is contesting the claim but is unable to determine the outcome at this time.

e) On January 9, 2006, Cascades Fine Papers Group Inc., a subsidiary of the Company, Domtar Inc. and Unisource Canada Inc. pleaded guilty to two infractions under the Competition Act relating to the sale of carbonless paper sheets during the years 1999 and 2000 in the provinces of Quebec and Ontario. On January 10, 2006, the Company was informed that a class action based on the infractions has been filed against Cascades Fine Papers Group Inc., Domtar Inc. and Unisource Canada Inc. before the Quebec Superior Court claiming damages totaling $10 million. On January 12, 2006, the Company was informed that a second class action had been filed in the Quebec Superior Court against the same defendants based on the infractions claiming damages for an undetermined amount. On February 6, 2006, the Company was informed that a third class action based on the infractions was filed against the same defendants as well as Coast Paper Ltd. In the Ontario Superior Court for damages totaling $25 million. Cascades Fine Papers Group Inc. intends to vigorously defend itself against these claims. The Company is unable to predict the outcome of these claims at this time.

f) Further to discussions with representatives of the Ontario Ministry of the Environment (“MOE”)—Northern Region, the Company is currently working with them regarding its potential responsibility for an environmental impact identified at the Company’s Thunder Bay facility (the “Mill”). The MOE has requested that the Company look into a management site plan relating to the sediment quality adjacent to the Mill’s lagoon. Several meetings have recently been held with the MOE and the other potentially responsible party (“PRP”), and a study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Company’s obligation because of the uncertainty surrounding the extent of the environmental impact, the allocation among the PRP, the potential remediation alternatives and the concurrence of the MOE.

19  Financial instruments

The Company uses a variety of derivative financial instruments to limit their exposure to foreign currency and commodity fluctuations as well as changing interest rates but do not hold or issue such financial instruments for trading purposes with the exception of certain interest rate swap agreements as described below.

Currency risks

The Company is exposed to currency risks as a result of its export of goods produced in Canada, the United States, France, Germany, Sweden and England. These risks are partially covered by purchases, debt service and forward exchange contracts.

The Company entered into various foreign exchange arrangements as follows:

	2006	2005	2006	2005	2006	2005
Foreign exchange forward contracts (sell US$ for CAS)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of US$)
0 to 12 months	1.1496	1.2411	(0.4)	1.4	44	17
13 to 24 months	—	1.1697	—	—	—	2
Foreign exchange forward contracts (buy US$ for CAS)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of US$)
0 to 12 months	—	1.1644	—	—	—	20
Currency option instruments	Strike rate		Unrealized gain (loss)		Notional amount (in millions of US$)
0 to 12 months	1.10 to 1.27	1.17 to 1.30	(0.3)	0.4	29	81
13 to 24 months	—	1.23 to 1.30	—	0.2	—	3
Foreign exchange forward contracts (sell US$ for €)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of US$)
0 to 12 months	0.7874	0.8267	—	(0.1)	1	4
Foreign exchange forward contracts (sell GBP for SEK)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of GBP)
0 to 12 months	13.5991	13.9285	0.1	(0.3)	2	5
13 to 24 months	—	13.8260	—	—	—	1
Foreign exchange forward contracts (sell € for SEK)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of €)
0 to 12 months	9.2443	9.5599	0.1	(0.1)	2	5
13 to 24 months	—	9.5275	—	—	—	1
Foreign exchange forward contracts (sell GBP for €)	Weighted average exchange rate		Unrealized gain (loss)		Notional amount (in millions of GBP)
0 to 12 months	1.4606	1.4473	(0.1)	—	5	6

Currency options are contracts whereby the Company has the right, but not the obligation, to sell U.S. dollars at the strike rate if the U.S. dollar trades below that rate. In accordance with the contracts, the Company has the obligation to sell U.S. dollars at the strike rate if the U.S. dollar trades above a specific rate.

The fair value of the foreign exchange arrangement generally reflects the estimated amounts the Company would have received or paid to settle the contracts at year-end.

Interest rate risks

As at December 31, 2006, approximately 34% (2005 — 26%) of the Company’s long-term debt was at variable rates.

In addition, the Company holds certain interest rate swap agreements not designated as hedges. These agreements, maturing from 2008 to 2012, have been contracted to fix interest at a weighted average rate of 8.23% on a notional amount of US$5.2 million. As at December 31, 2006, these agreements are recorded as liabilities at their fair value of $0.4 million (2005 — $0.4 million).

In April 2004, the Company entered into interest rate swaps maturing in 2013. These contracts are designated as hedges of the change in fair value of a portion of the Company’s long-term debt. Accordingly, the interest rate went from a fixed rate of 6.75% to an average floating rate paid in 2006 of 7.50% (2005 — 6.23%) for a notional amount of US$50 million. As at December 31, 2006, the fair value of these instruments represented an unrealized loss of $2.4 million (2005 — unrealized gain of $1.1 million).

Credit risks

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations. The Company reduces this risk by dealing with creditworthy financial institutions.

Commodity price risk

The Company entered into various derivative financial instruments whereby it sets the price for notional quantities of old corrugated containers, electricity, natural gas and unbleached 42-lb. kraft linerboard. In 2005 and 2006, gains and losses arising from electricity and natural gas contracts were applied to earnings only when they were realized, whereas all other types of contracts were accounted for at fair value. The fair value of these contracts represented unrealized gains (losses) as follows:

	2006
			Unrealized
	Quantity	Maturity	gains (losses)
Old corrugated containers	307,500 s.t.	2007 to 2008	0.8
Electricity	16,529 MWh	2007	0.5
Natural gas
Canadian portfolio	1,095,000 GJ	2007 to 2010	1.8
U.S. porfolio	5,153,900 MMBtu	2007 to 2011	(2.4)

With the closure of the Red Rock facility in 2006, a portion of the Company’s electricity contract does not meet the requirements for hedge accounting any longer. As a result, the Company has recorded that contract at fair value. The contract, expiring in 2007, has a fair market value of $0.8 million.

	2005
			Unrealized
	Quantity	Maturity	gains (losses)
Old corrugated containers	596,500 s.t.	2006 to 2008	(2.3)
Electricity	135,571 MWh	2006 to 2007	4.6
Natural gas
Canadian portfolio	7,368,820 GJ	2006 to 2010	0.8
U.S. porfolio	3,315,000 MMBtu	2006 to 2010	8.0
Unbleached 42-lb. kraft linerboard	10,000 s.t.	2006	(0.2)

20  Cumulative translation adjustments

	2006	2005	2004
Balance–Beginning of year	(36)	11	14
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	23	(63)	(36)
On certain long-term debt denominated in foreign currency designated as a hedge of net investments in self-sustaining foreign subsidiaries	1	21	41
Future income taxes on designated long-term debt	—	(4)	(8)
Others	3	(1)	—
Balance–End of year	(9)	(36)	11

21  Related party transactions

The Company entered into the following transactions with related parties:

	2006	2005	2004
Joint ventures(1)
Sales	33	33	25
Revenue from services	12	13	12
Purchases	29	23	27
Significantly influenced companies
Sales	17	16	11
Purchases	2	7	15
Entity controlled by a related director of the Company
Purchases	7	7	6

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The balance sheets as at December 31 included the following balances with related parties:

	2006	2005
Joint ventures(1)
Accounts receivable	2	6
Accounts payable	2	6
Significantly influenced companies
Accounts receivable	4	3
Entity controlled by a related director of the Company
Accounts payable	1	1

(1)   Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

22  Interests in joint ventures

The interests in joint ventures include 50% of the results and cash flows information of Norampac until December 29, 2006, the date of acquisition of the remaining 50% by the Company.

The Norampac balance sheet information is not included in the following table as it is no longer a joint venture.

The major components of the interests in joint ventures in the consolidated financial statements are as follows:

	2006	2005	2004
Consolidated balance sheets
Current assets	33	224
Long-term assets	33	486
Current liabilities	9	101
Long-term debt, net	2	212
Cash and cash equivalents at end of year	5	18
Total assets	66	710
Total debt(1)	4	222
Consolidated statements of earnings
Sales	757	758	866
Depreciation and amortization	33	35	41
Operating income	89	57	80
Financial expenses	14	13	13
Net earnings	25	14	51
Consolidated statements of cash flows
Operating activities	60	44	55
Investing activities	(26)	(68)	(66)
Financing activities	(30)	35	11
Additional information
Dividends received by the Company from joint ventures	22	33	19

(1)   Includes bank loans and advances, current portion of long-term debt, and long-term debt.

23  Subsequent event

On January 25, 2007, the Company announced the sale of its 40% interest in GSD Packaging, LLC, a U.S. food pail manufacturing company, to Rock-Tenn Company. The proceeds of this transaction, which amount to US$32 million, will be used to reduce debt.

24 Summary of differences between Canadian and United States generally accepted accounting principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP. Such differences, as they relate to the Company, are summarized below.

New accounting policies under U.S. GAAP

a) Effective December 31, 2006, the Company adopted the SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans–an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This standard requires and employer to i) recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability with changes in that funded status recognized through comprehensive income; and ii) measure the funded status of a plan as of the year-end date. The impact of adopting SFAS 158 as of December 31, 2006, is summarized in the table below. In accordance with the transition provision of the standard, prior period financials statements were not restated.

	Before application of	Incremental effect of	After application of
	SFAS 158	applying SFAS 158	SFAS 158
Other assets and goodwill	630	(13)	617
Other liabilities	165	21	186
Future income tax	292	(12)	280
Accumulated other comprehensive income	(18)	(22)	(40)

Under U.S. GAAP, prior to the adoption of SFAS 158, a minimum pension liability adjustment was recorded for plans where the accumulated benefit obligation exceeds the fair value of plan assets. The excess of its liability over the intangible asset, which can also be recorded for the plan, is recorded in other comprehensive income in shareholders’ equity.

b) Effective January 1, 2006, the Company adopted SFAS 123 (Revised) which amends SFAS 123, “Accounting for stock-based compensation” and supersedes SFAS 148, “Accounting for stock-based compensation — transition and Disclosure — an amendment of SFAS 123”. The main amendments relate to the requirement to use a fair value method to record stock-based compensation and to measurement methodology to evaluate equity instruments. The application of this standard had no material impact on the Company’s financial position or results of operation. The total intrinsic value of the Company’s option as at December 31, 2006 are as follows:

Outstanding	$4.9 million
Exercisable	$3.9 million

The total intrinsic value of the Company’s exercised option for the year ended December 31, 2006 amounted to $1.2 million (2005 — nil; 2004 — $1.1 million).

The stock-based compensation cost related to the nonvested options not yet recognized amounts to $1.8 million as at December 31, 2006.

c) Effective January 1, 2004, the Company adopted FIN 46, “Consolidation of Variable Interest Entities”. The primary objective of this interpretation is to provide guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting rights; such entities are known as variable interest entities (VIEs). The adoption of this standard had no material impact on the Company’s financial position or results of operations.

Reconciliation of net earnings (loss), shareholders’ equity and balance sheet

d) The following summary sets out the material adjustments to the Company’s reported net earnings (loss), shareholders’ equity and balance sheet which would be made in order to reconcile to U.S. GAAP. It also sets out a statement of changes in shareholders’ equity under U.S. GAAP.

Reconciliation of net earnings (loss)

	Note	2006	2005	2004
Net earnings (loss) under Canadian GAAP		3	(97)	23
U.S. GAAP adjustments:
Start-up costs	e)	1	—	(2)
Gain realized on formation of Norampac	f)	(5)	(4)	(5)
Unrealized losses arising from foreign exchange forward contracts	g)	(2)	(4)	(2)
Unrealized losses arising from change in fair values of commodity derivative financial instruments	h)	(3)	—	(1)
Employee future benefits	i)	(3)	(3)	1
Excess of redemption price of Class B preferred shares on their paid-up capital	t)	(1)	—	(1)
Tax effect on above adjustments		6	6	3
Net earnings (loss) under U.S. GAAP		(4)	(102)	16
Net earnings (loss) under U.S. GAAP from continuing operations		1	(28)	23
Net loss under U.S. GAAP from discontinued operations		(5)	(74)	(7)
		(4)	(102)	16
Basic net earnings (loss) under U.S. GAAP from continuing operations per common share		0.01	(0.35)	0.29
Basic and diluted net earnings (loss) under U.S. GAAP per common share		(0.05)	(1.27)	0.20

Statement of changes in shareholders’ equity under U.S. GAAP

	2006		2005		2004
	Number of shares	$	Number of shares	$	Number of shares	$
Common stock
Balance – beginning of year	80,818,540	259	81,361,580	261	81,731,387	262
Shares issued	18,868,585	250	—	—	—	—
Shares issued on exercise of stock options	131,229	2	12,560	—	133,893	1
Redemption of common shares	(284,700)	(1)	(555,600)	(2)	(503,700)	(2)
Share issue costs, net of related income taxes	—	(7)	—	—	—	—
Balance – end of year	99,533,654	503	80,818,540	259	81,361,580	261
Adjustment relating to stock options
Balance – beginning of year		8		7		4
Adjustment of the year		2		1		3
Balance – end of year		10		8		7
Retained earnings
Balance – beginning of year		711		830		832
Net earnings (loss) for the year		(4)		(102)		16
Dividend on common shares		(13)		(13)		(13)
Excess of common share redemption price over their paid-up capital		(3)		(4)		(5)
Balance – end of year		691		711		830
Accumulated other comprehensive income
Balance – beginning of year		(57)		2		4
Annual changes – net of related taxes
Foreign currency translation		27		(48)		(3)
Minimum pension liability		13		(8)		(4)
Unrealized gains (loss) arising from foreign exchange forward contracts designated as hedges		(1)		(4)		5
Unrealized gains arising from commodity derivative financial instruments designated as hedges		—		1		—
Unrecognized actuarial gains and losses and past service cost on defined benefit pension and other benefit plan, net related of income taxes		(22)		—		—
Balance – end of year		(40)		(57)		2
Rounding		2		—		1
Shareholders’ equity – End of year		1,166		921		1,101

Reconciliation of shareholders’ equity

	Note	2006	2005	2004
Shareholders’ equity under Canadian GAAP		1,157	897	1,059
U.S. GAAP adjustments:
Start-up costs	e)	(6)	(7)	(7)
Gain realized on formation of Norampac	f)	48	53	57
Unrealized gains (losses) arising from foreign exchange forward contracts	g)	(2)	1	12
Unrealized gains arising from change in fair values of commodity derivative financial instruments	h)	1	5	3
Employee future benefits	i)	(15)	(12)	(9)
Minimum pension liability	a)	—	(32)	(21)
Tax effect on above adjustments		10	7	(2)
Unrecognized actuarial gains and losses and past service cost on defined benefit pension and other benefit plan, net of related income taxes	a)	(35)	—	—
Excess of redemption price of Class B preferred shares on their paid-up capital	t)	8	9	9
Shareholders’ equity under U.S. GAAP		1,166	921	1,101

Reconciliation of balance sheet

		2006		2005
	Note	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
Property, plant and equipment	f) j) and t)	2,063	2,098	1,562	1,601
Other assets and goodwill	a) e) to i) and q)	616	617	359	376
Other liabilities	a) e) f) g) h) i) j) t) and v)	439	466	265	297
Shareholders’ equity	a) e) to j) t) and v)	1,157	1,166	897	921

The amounts shown in the above table include joint ventures accounted for by the proportionate consolidation method, as indicated under p), in accordance with both Canadian and U.S. GAAP.

e) Under Canadian GAAP, start-up costs are deferred and amortized over a period not exceeding five years. Under U.S. GAAP, start-up costs are accounted for under Statement of Position (“SOP”) No. 98-5, “Reporting on the Costs of Start-Up Activities”, and are included in the statement of earnings in the period they are incurred.

f) On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of related income taxes, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997.

In addition, under U.S. GAAP, additional liabilities would have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

g) Under Canadian GAAP, gains and losses arising from foreign exchange forward contracts used to hedge anticipated sales, purchases or interest are charged to earnings as an adjustment of sales, cost of sales or financial expenses when the underlying sale, purchase or interest is recorded. Under U.S. GAAP, the foreign exchange forward contracts concluded before January 1, 2004 are not designated as hedges as defined in SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”; therefore, the unrealized gains and losses from these contracts are charged to earnings as they arise. Under U.S. GAAP, foreign exchange forward contracts entered into after January 1, 2004 are designated as hedges, as defined by SFAS 133.

h) Under Canadian GAAP, gains and losses arising from swap commodity contracts designated as hedges are charged to earnings only when realized. Under U.S. GAAP, the unrealized gains and losses arising from these contracts, which do not meet requirements of hedging as defined in SFAS 133, are charged to earnings. For contracts initiated prior to January 1, 2004, the Company had elected to not designate these contracts as hedging instruments for U.S. GAAP reporting purpose. Accordingly, those contracts are marked to market and the resulting unrealized gains and losses are recorded to earnings.

i) Since the adoption of CICA 3461, “Employee Future Benefits”, on January 1, 2000, the treatment of pension costs is not materially different from U.S. GAAP. The remaining adjustments result from the amortization of actuarial losses and gains which arose prior to January 1, 2000.

j) On December 31, 2000, the Company acquired shares held by non-controlling shareholders in three of its subsidiaries (the “privatized subsidiaries”) in exchange for common shares of the Company. Under Canadian GAAP, the fair value of $6.85 attributed to the shares issued represents the quoted market value of the Company’s shares at the date of privatization. Under U.S. GAAP, the fair value attributed to the shares issued would have been $6.67 which represents the quoted market value of the Company’s shares during a reasonable period before and after the date the transaction was agreed upon and announced. Since the excess of the net book value of the non-controlling interests over their purchase price has been recorded under Canadian GAAP as a decrease of property, plant and equipment and future income tax liabilities, the adjustment resulting from a different measurement date as stated above would affect these accounts accordingly.

k) Comprehensive income (loss)

	2006	2005	2004
Net earnings (loss) under U.S. GAAP	(4)	(102)	16
Foreign currency translation	27	(48)	(3)
Minimum pension liability adjustment, net of related income taxes(1)	13	(8)	(4)
Unrealized gains (losses) arising from foreign exchange forward contracts designated as hedges, net of related income taxes(2)	(1)	(4)	5
Unrealized gains (losses) arising from commodity derivative financial instruments designated as hedges, net of related income taxes(3)	—	1	—
Comprehensive income (loss) under U.S. GAAP	35	(161)	14

(1)          The minimum pension liability adjustment represents $13.0 million, $7.5 million and $4.4 million for the years ended December 31, 2006, 2005 and 2004 respectively, net of related income taxes of $6.6 million, $3.8 million and $1.5 million for the years ended December 31, 2006, 2005 and 2004 respectively.

(2)          The unrealized exchange losses of $1.0 million for the year ended December 31, 2006 (2005 - unrealized losses of $4.2 million; 2004 - unrealized gains of $5.1 million) is net of related income taxes of $0.5 million (2005 - $2.1 million; 2004 - $2.7 million).

(3)          The unrealized losses of $0.5 million for the year ended December 31, 2006 (2005 - unrealized gains of $1.1 million) is net of related income taxes of $0.3 million (2005 - $0.7 million).

l) Accumulated other comprehensive income (loss)

	2006	2005
Cumulative translation adjustments	(10)	(37)
Cumulative minimum pension liability adjustments, net of related income taxes	—	(22)
Cumulative unrealized gains arising from foreign exchange forward contracts designated as hedges, net of related income taxes	—	1
Cumulative unrealized gains arising from commodity derivative financial instruments designated as hedges, net of related income taxes	1	1
Unrecognized actuarial gains and losses and past service cost on defined benefit pension and other benefit plan, net of related income taxes	(31)	—
	(40)	(57)

m) For pension plans where the accumulated benefit obligation (“ABO”) exceeds the fair value of plan assets under U.S. GAAP, the projected benefit obligation (“PBO”), ABO and fair value of plan assets are as follows:

	2006	2005
PBO	340	424
ABO	328	408
Fair value of plan assets	279	335

n) The following disclosure is required by U.S. GAAP. However, the information presented is based on amounts published according to Canadian GAAP.

	2006
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before income taxes and share of results of significantly influenced companies	(77)	76	(1)
Provision for (recovery of) income taxes
Current	6	28	34
Future	(26)	(6)	(32)
Future income taxes resulting from a decrease in tax rates	(3)	—	(3)
	(23)	22	(1)
Net earnings (loss) from continuing operations before share of results of significantly influenced companies	(54)	54	—

	2005
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before income taxes and share of results of significantly influenced companies	(90)	51	(39)
Provision for (recovery of) income taxes
Current	—	21	21
Future	(30)	(4)	(34)
Future income taxes resulting from an increase in tax rates	4	—	4
	(26)	17	(9)
Net earnings (loss) from continuing operations before share of results of significantly influenced companies	(64)	34	(30)

	2004
	Canada	Other countries	Total
Net earnings (loss) from continuing operations before income taxes and share of results of significantly influenced companies	(9)	44	35
Provision for (recovery of) income taxes
Current	5	16	21
Future	(8)	(6)	(14)
	(3)	10	7
Net earnings (loss) from continuing operations before share of results of significantly influenced companies	(6)	34	28

o) The disclosure of the following amounts is required by U.S. GAAP:

	2006	2005	2004
Payment on operating leases	34	42	45
Payment on capital lease	5	2	2
Loss (gain) on foreign currency
Realized	(2)	(7)	1
Unrealized	2	7	3
Trade accounts receivable	538	462
Provision for bad debt	(13)	(12)
Accounts receivable from related companies	6	8
Other accounts receivable	41	45
Income tax receivable	18	24
Future income tax assets	40	—
Prepaid expenses	20	18
	650	545
Trade accounts payable	396	359
Accounts payable to related companies	7	6
Salaries and benefits payable	101	108
Interest payable	22	22
Income taxes payable on benefit	5	4
Capital expenditures included in accounts payable	14	10
Others	62	34
	607	543

Valuation and qualifying accounts

	2006
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	12	4	(3)	13
Provision for obsolete inventory	18	(8)	—	10
Valuation allowance for tax purposes(1)	14	7	—	21

	2005
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	13	4	(5)	12
Provision for obsolete inventory	8	10	—	18
Valuation allowance for tax purposes(1)	25	—	(11)	14

	2004
	Balance at beginning of period	Additions charged to expenses	Deductions	Balance at end of period
Provision for doubtful accounts	13	6	(6)	13
Provision for obsolete inventory	8	—	—	8
Valuation allowance for tax purposes(1)	28	—	(3)	25

(1)  The additions and deductions in the valuation allowance for tax purposes are detailed as follows:

	2006	2005	2004
Foreign currency translation	—	(3)	1
Unrecognized tax benefit arising from current losses of subsidiaries	7	1	1
Recognized tax benefit arising from previously incurred losses of subsidiaries	—	(9)	(5)
	7	(11)	(3)

p) Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, investments in joint ventures are accounted for using the equity method. The different accounting treatments affect only the display and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 22 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures.

q) Under Canadian GAAP, the Company’s deferred financing costs are amortized on a straight-line basis over the anticipated period of repayment of the underlying debt. Under U.S. GAAP, such costs are amortized under the interest method. Amortization under both methods is not materially different for each of the periods presented.

r) Under U.S. GAAP, the amounts for each category of cash flows from discontinued operations presented in note 4 would be presented directly on the statement of cash flows.

s) Under U.S. GAAP, the premium paid on redemption of long-term debt would be classified as an operating activity and not as cash flow used in financing activities. In addition, under U.S. GAAP, financing charges incurred in 2006, 2005 and 2004 amounting to $3 million, $2 million and $2 million respectively would be classified under operating activities rather than financing activities.

t) Under Canadian GAAP, the Class B preferred shares of a subsidiary are included under capital stock. Under U.S. GAAP, these preferred shares would be shown on the balance sheet as a non-controlling interest. In 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million in property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million in property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

u) Under Canadian GAAP, cost related to share issuance is presented in retained earnings, net of related income taxes. Under U.S. GAAP, share issue costs are recorded as a reduction of capital stock.

v) Under Canadian GAAP, the interest rate swap contracts designated as hedges of the change in fair value of a portion of long-term debt is not recognized on the balance sheets. Under U.S. GAAP, the fair value of these swap contracts are measured at fair value on the balance sheet and in earnings. In addition, a compensating adjustment is recorded to the book value of the long-term debt and to earnings.

Accounting pronouncement not yet implemented under U.S. GAAP

w) In March 2006, the FASB published SFAS 155, “Accounting for Certain Hybrid Financial Instruments–an amendment of SFAS 133 and 140”. This standard amends SFAS 133 on derivative and hedging and SFAS 140 on transfers and servicing of financial assets and extinguishments of liabilities, and resolves issued addressed in SFAS 133, DIG Issue D1 on the application of SFAS 133 to beneficial interests in securitized financial assets. SFAS 155 provides a fair value measurement option for certain hybrid financial instruments containing an embedded derivative that would otherwise require bifurcation. This new standard is effective for all instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. The Company is presently evaluating the impact of this new standard.

x) In March 2006, the FASB published SFAS 156 “Accounting for Servicing of Financial Assets–an amendment of SFAS 140”. This new standard amends SFAS 140 with respect to accounting for separately recognized servicing assets and servicing liabilities. This new standard will be effective for fiscal years beginning after September 15, 2006. The Company is presently evaluating the impact of this new standard.

y) In July 2006, the FASB published FIN 48, “Accounting for Uncertainty in Income Taxes, and interpretation of SFAS 109”. This standard prescribe a recognition and measurement model for tax positions taken or expected to be taken in a tax return, and provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This new standard is effective for fiscal years beginning after December 15, 2006. The Company is presently evaluating the impact of this new standard.

z) In September 2006, the FASB published SFAS 157, “Fair Value Measurements”. This standard defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This new standard is effective for fiscal years beginning after November 15, 2007. The Company is presently evaluating the impact of this new standard.